Exhibit 99.1

                       Letterhead of Qwest Communications

FOR IMMEDIATE RELEASE     Contacts: Media Contact:             Investor Contact:
                                    Tyler Gronbach             Lee Wolfe
                                    (303) 992-2155             800-567-7296
                                    tyler.gronbach@qwest.com   IR@qwest.com

            QWEST COMMUNICATIONS BID FOR U S WEST WILL NOT ENCOUNTER
                          TOUGH FCC REGULATORY HURDLES

             -- Former FCC Chairman Declares Qwest Plan to Surrender
              Long-Distance Revenues in U S WEST Region is "Clear,
                            Simple and Effective" --

Denver, June 27, 1999 -- Qwest Communications International Inc. (Nasdaq: QWST) said today that it does not expect to encounter any difficulty in obtaining the necessary FCC regulatory approvals to complete its proposed mergers with U S WEST, Inc. and Frontier Corporation.

James H. Quello, former FCC Commissioner for 23 years and former interim FCC Chairman, concluded in a letter addressed to Joseph P. Nacchio, Qwest Chairman and CEO, that the company's plans to divest its inter-LATA revenues and operations in the 14-state U S WEST region is "a clear, simple and effective way of complying with the requirements of section 271" of the Telecommunications Act of 1996.

Qwest said that the long distance revenues that might be divested constitute less than one percent of the combined company's operations. Qwest also said that it would restart its long-distance business after the combined company achieved
Section 271 compliance.

Nacchio summarized Qwest's position on the regulatory aspects of the combination in a letter to Solomon D. Trujillo, Chairman, President and CEO of U S WEST. The full text of Nacchio's letter to Trujillo, and of Quello's letter to Nacchio are attached to this release.

About Qwest

Qwest Communications International Inc. (Nasdaq: QWST) is a leader in reliable and secure broadband Internet-based data, voice and image communications for businesses and consumers. Headquartered in Denver, Qwest has more than 8,500 employees working in North America, Europe and Mexico. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking, will span more than 18,500 route miles in the United States when it is completed by mid-1999, and an additional 315-mile network route that will be completed by the end of the year. In addition, Qwest and KPN, the Dutch telecommunications company, have formed a venture to build and operate a high-capacity European fiber optic, Internet Protocol-based network that has 2,100 miles and will span 9,100 miles when it is completed in 2001. Qwest also has nearly completed a 1,400-mile network in Mexico. For more information, please visit the Qwest web site at www.qwest.com.

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This release and its attachments may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to complete the network on schedule and on budget, financial risk management and future growth subject to risks, Qwest's ability to achieve Year 2000 compliance, and adverse changes in the regulatory or legislative environment. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

                                                            June 25, 1999

Mr. Solomon Trujillo
Chairman, President and
Chief Executive Officer
U S WEST, Inc.
1801 California Street
Denver, Colorado 80202

Dear Sol:

I understand that concerns may have been expressed that Qwest's proposed acquisition of U S WEST and Frontier Corporation might face tough regulatory hurdles. I write to reiterate that Qwest is fully capable of successfully resolving any regulatory issues that it may face in connection with these transactions. There are no minefields. Clearly, Qwest's proposed acquisition of Frontier has few, if any, regulatory ramifications. In this connection, Qwest has demonstrated that it is capable of securing the regulatory approvals needed to acquire control of another telecommunications carrier in a highly expeditious manner. For example, we completed the approval process in connection with our recent acquisition of LCI International -- in all 50 states -- in only 88 days.

With respect to U S WEST, we believe that Qwest's bid does not raise regulatory issues any more troublesome than those raised by Global Crossing's offer. We said previously that we fully expect to close Qwest's acquisition of U S WEST within approximately one year, and that our ability to do so will not be affected by our proposed acquisition of Frontier. Indeed, given Qwest's extensive experience in providing telecommunications services to both business and residential customers, we expect to obtain the requisite regulatory approvals more quickly than Global Crossing. State commissions understandably will question whether Global Crossing -- a foreign corporation with fewer than 250 employees whose only experience is as a wholesale carrier's carrier -- has the necessary qualifications to provide local telephone service.

Moreover, we have publicly stated that our commitment to competition in the delivery of local telecommunications services will effectively complement U S WEST's stated plans to achieve Section 271 compliance. To this end, we repeatedly and unequivocally have stated our intention to divest Qwest customers and traffic within the U S WEST region prior to closing the acquisition of U S WEST, thereby obviating any conceivable regulatory impediment to the transaction. Our conclusion that disposition of Qwest's interLATA activities in the U S WEST region will moot any concerns with regard to Section 271 compliance is buttressed by the views of former FCC Chairman and Commissioner James H. Quello, who states in the attached letter that disposing of Qwest's interLATA traffic as we have proposed "would obviate any concerns with respect to the application of Section 271 to the U S WEST transaction."

Qwest's interLATA activities within the U S WEST region account for only approximately 6 percent of its current revenues. Following completion of Qwest's acquisition of U S WEST, this figure would be reduced to approximately 1 percent of the revenues of the combined entity. Suspending Qwest's interLATA activities within the U S WEST region for a limited time therefore would not constitute an impediment to our ability to complete the transaction. We would restart our interLATA activities in the region on a state-by-state basis as we achieved
Section 271 compliance. We would expect you to accelerate your efforts to achieve compliance even before the closing of our transaction -- a pledge that you apparently gave to Global Crossing in connection with its offer. In short, the temporary suspension of our interLATA business in the U S WEST region will not significantly affect shareholders, customers or employees.

Notwithstanding implications to the contrary, a combined Global Crossing/Frontier entity has the same issues -- it also would be subject to similar divestiture obligations with respect to Frontier's interLATA activities in the U S WEST region. The differences are not ones of kind, but only of degree. If Global Crossing/Frontier has less of a problem here, it is only because they have fewer customers and less traffic in the region. Indeed, we believe that Qwest's current scale and scope, and our experience in providing integrated product service offerings, make us far more capable of handling this transition than Global Crossing could.

The invalidation of our co-marketing arrangement has no bearing on our ability to clear all regulatory requirements. The concern with that arrangement arose mainly because U S WEST may have seemed to be offering long-distance services under its own name. This problem does not even arise if we divest our interLATA business within the U S WEST region until we achieve Section 271 compliance.

Finally, we are not aware of any regulatory or other provision implicated by the fact that Qwest's corporate headquarters is located in U S WEST territory. Global Crossing, however, is a foreign corporation, based in a non-WTO member state. If anything, Global Crossing's Bermuda citizenship raises public interest concerns and regulatory hurdles that at least will delay completion of its proposed acquisition of U S WEST.

I trust this discussion and the attached letter from Commissioner Quello will be useful to you and your Board of Directors as you continue to evaluate Qwest's revised proposal.

Sincerely,

/s/ Joseph P. Nacchio
-----------------------
Joseph P. Nacchio

Cc:   Mr. Joseph P. Clayton
      Chief Executive Officer
      Frontier Corporation

                                                     June 25, 1999

Mr. Joseph P. Nacchio
Chairman & Chief Executive Officer
Qwest Communications International Inc.
555 Seventeenth Street
Denver, Colorado 80202

Dear Mr. Nacchio:

I was an FCC Commissioner for 23 years and in 1993-94 was interim Chairman of the Commission. You have asked for my views with respect to certain matters arising in connection with the proposal of your company to acquire U S WEST and Frontier Corporation.

I am familiar with the facts pertinent to the alternative acquisition proposals of Qwest and Global Crossing Ltd. and with the applicable law and regulation. I am aware that concerns have been raised as to whether Qwest can acquire U S WEST in a manner consistent with the provisions of Section 271 of the Telecommunications Act of 1996.

In my view, there is no question that, based on the law and the facts in this case, Qwest's disposition of its interLATA assets in U S WEST's region would provide a simple, quick and effective way of complying with the requirements of
Section 271. Qwest could effectively dispose of its interLATA traffic with little delay, and doing so would obviate any concerns with respect to the application of Section 271 to the U S WEST transaction. Furthermore, Qwest's proposed purchase of U S WEST would not raise any regulatory issues that would not likewise be raised by Global Crossing's proposed acquisition of U S WEST and Frontier.

Finally, any comparison of Qwest's current proposal to acquire U S WEST to the companies' prior proposed teaming arrangement misses the point. I say this because the statutory concerns that were implicated by that arrangement clearly would be mooted by the disposition of Qwest's interLATA assets.

Sincerely,

/s/ James H. Quello
---------------------------
James H. Quello

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